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                                                                  EXHIBIT 10 (h)

                          DELPHI NON-EMPLOYEE DIRECTORS
                           CHARITABLE GIFT GIVING PLAN

The Charitable Gift Giving Plan provides the opportunity for non-employee members of the Board of Directors to direct Delphi to donate up to $100,000 of Delphi's funds to the charitable organization or organizations of the director's choice. This is a one-time donation, which Delphi makes, if a Director chooses to participate in the program, at the time of the time of the Director's departure from Delphi's Board (unless such departure is for cause). The Director may designate up to five charitable organizations to distribute the donation among. Delphi makes the donation in honor of the Director. The plan may be discontinued at any time at the discretion of the Board of Directors of Delphi.